RADICA GAMES LIMITED
                         NOTICE OF CHANGE OF LOCATION OF
                         ANNUAL MEETING OF SHAREHOLDERS
                                 April 12, 1999



         NOTICE IS HEREBY GIVEN that the location of the Annual Meeting of the Shareholders of Radica Games Limited has been changed. The meeting will now be held at the Pasadena Hilton, 150 South Los Robles Avenue, Pasadena, CA 91101. The new location is approximately one-half (1/2) mile from the original location (the DoubleTree Hotel). Any shareholder who goes to the original location will be directed to the Pasadena Hilton. The meeting time and date remain the same, Monday, April 12, 1999 at 10:00 AM.

         This change will have no effect on shareholders who vote by sending in completed proxy cards.


                                            By order of the Board of Directors,


                                            PATRICK S. FEELY
                                            President and
                                            Chief Operation Officer


March 24, 1999
Pasadena, California USA